SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A


           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. ____)


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                            WESTMORELAND COAL COMPANY
                            -------------------------
                (Name of Registrant as Specified In Its Charter)


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                       Consent Solicitation To Replace Two
                     Westmoreland Preferred Directors Fails
                     --------------------------------------


Colorado Springs, CO - October 27, 2000 - Westmoreland Coal Company (AMEX: WLB) reported today that an attempt by a dissident group, calling itself the Committee To Enhance Share Value, to remove and replace Robert E. Killen and James Sight, the Company's two preferred shareholder directors, had failed. A Final Report issued Thursday afternoon by IVS Associates, Inc., an independent third party Inspector of Election, concluded that an insufficient number of valid consents were obtained by the Committee during the statutory period of solicitation.

Commenting on behalf of the Company, Westmoreland's Chairman, President and CEO, Christopher K. Seglem, said: "We are pleased that the effort to remove these two exemplary directors, who were reelected to their seats just this past June by large majorities, was unsuccessful. We also believe comments received during the solicitation period and the number of votes garnered by the Committee reflect a desire by a significant number of preferred shareholders that individuals with greater personal holdings of preferred shares be added to the Board. This is certainly understandable and should not reflect adversely on the commitment or performance of Messrs. Killen and Sight who were originally nominated for directorships several years ago by the largest institutional owner of preferred shares at that time."

Mr. Seglem continued, "In communications to the Committee during the course of the solicitation, the Company offered to add two such new preferred directors to the Board in response to the preferred shareholders' concerns, with one being Mr. Guy Dove, a Committee nominee, in the interest of avoiding repeated expensive and diverting proxy contests. Messrs. Killen and Sight would remain on the Board, as well. Notwithstanding the outcome of this latest contest, the Company has renewed its offer to the Committee in the hope we can put this issue behind us and turn full attention to implementing our exciting strategic business plan which we believe will benefit all shareholders."

Westmoreland Coal Company, headquartered in Colorado Springs, is the oldest independent coal company in the United States. It is implementing a strategic plan for expansion and growth through the acquisition and development of opportunities in the changing energy marketplace. With over $200 million in available tax loss carryforwards (NOLs), the Company hopes to enjoy near pre-tax levels of cash flow from profitable operation. In the last several weeks, Westmoreland has made several announcements relative to its progress in this regard. On September 15, the Company announced an agreement to acquire Montana Power's coal business for $138 million, and on September 28, the Company announced an agreement to acquire the coal operations of Knife River Corporation for $28.8 million. The Company's existing operations include Powder River Basin coal mining through its 80%-owned subsidiary Westmoreland Resources, Inc. and independent power production through its wholly owned subsidiary Westmoreland Energy, Inc. The Company also holds a 20% interest in Dominion Terminal Associates, a coal shipping and terminal facility in Newport News, Virginia.

     As to Westmoreland Coal Company: Certain statements in this press release which are not historical facts or information are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Westmoreland Coal Company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's access to financing; the Company's ability to successfully identify new business opportunities; the Company's ability to achieve anticipated cost savings and profitability targets; changes in the industry; competition; the Company's ability to utilize its tax net operating losses; the ability to reinvest excess cash at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; demand for electricity; the effect of regulatory and legal proceedings and other factors discussed in Item 1 of Westmoreland Coal Company's Form 10-K for the year ended December 31, 1999. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company. Neither the Company nor any other person assumes responsibility for the accuracy and completeness of these statements.


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             Investor and Media Contact: Diane Jones (719) 442-2600